[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 10.45
MASTER COMMERCIAL SUPPLY AGREEMENT
THIS MASTER COMMERCIAL SUPPLY AGREEMENT (the “Agreement”) is made and entered into this 20th day of October, 2017 (the “Effective Date”), by and between Alcami Corporation, having a place of business at 2320 Scientific Park Drive, Wilmington, NC 28405 (including its wholly-owned subsidiaries, collectively, “Company”), and Trevena, Inc., having a place of business at 955 Chesterbrook Blvd, Suite 200, Chesterbrook, PA  19087 (“Client”). Company and Client, as used herein, may be referred to, collectively, as “Parties” and individually as a “Party”.

Recitals

WHEREAS, the Parties entered into a certain Master Services Agreement dated on or about July 2, 2014, as amended on March 1, 2015, and August 10, 2016, and as may be amended from time-to-time in the future (the “MSA”).

WHEREAS, the MSA governs the pre-commercial supply of Drug Product and API (both as defined below) for Client’s clinical trial programs.

WHEREAS, subject to the terms and conditions contained in this Agreement, Client desires to engage Company to perform Services (as defined below) to address some of Client’s commercial Drug Product and API supply needs.

WHEREAS, Company is willing to perform such Services for Client according to the terms and conditions provided for in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual covenants of the Parties hereinafter set forth, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

The following words, terms and phrases, when used herein, shall have the following respective meanings:
1.1    “Act” shall mean the United States Food, Drug, and Cosmetic Act (21 U.S.C. 301 et seq.), as amended from time to time, and the regulations promulgated thereunder.
1.2    “Affiliate” shall mean, with respect to a Party, a company, whether a corporation or other business entity, that is Controlling, Controlled by or under common Control with such Party.
1.3    “API” shall mean the active pharmaceutical ingredient with respect to the Drug Product.
1.4    “API Firm Commitment” shall have the meaning set forth in Section 4.2(b).
1.5    “API Firm Order” shall have the meaning set forth in Section 4.2(d).
1.6    “API Long-Term Forecast” shall have the meaning set forth in Section 4.1.
1.7    “API Minimum Order Requirement” shall have the meaning set forth in Section 4.2(a).
1.8    “API Yield” shall have the meaning set forth in Section 4.4.
1.9    “Applicable Law(s)” shall mean applicable federal, state, provincial and local laws applicable to the activities of a Party and all rules and regulations promulgated thereunder, including, without limitation, regulations promulgated by the FDA, DEA and/or other regulatory authorities.
1.10    “Arising Intellectual Property” means rights in all intellectual property which are made, developed or generated through the performance of the Services.
1.11    “Batch” shall mean a specific quantity of material produced in a contiguous process or series of processes that is expected to be homogeneous within specified limits.
1.12    “Cancellation Fee” shall have the meaning set forth in Section 4.3 for API and Section 5.3 for Drug Product.
1.13    “cGMP” or “GMP” shall mean the recognized pharmaceutical regulations and requirements of regulatory authorities such as those defined by the FDA’s regulations at 21CFR Parts 210 and 211, those defined by Eudralex, “The Rules Governing Medicinal Products in the European Union,” and specifically Volume 4, “Guidelines for Good Manufacturing Practices for Medicinal Products for Human and Veterinary Use” and applicable Annexes (Directives 2001/83/EC and amendments including Directives 2003/94/EC dated October 2003 and 2004/27/EC dated March 2004 and/or others that may be appropriate for the particular project) and as may be amended from time to time.
1.14    “Client” shall have the meaning set forth in the preamble.
1.15    “Client Arising Intellectual Property” shall have the meaning set forth in Section 15.2.
1.16    “Client Indemnified Parties” shall have the meaning set forth in Section 11.1.
1.17    “Client Information” shall have the meaning set forth in Section 14.1.
1.18    [*]
1.19    “CML-474 Yield” shall have the meaning set forth in Section 4.4.
1.20    “Commercial Year” means each period of twelve (12) consecutive calendar months during the Term of this Agreement beginning on January 1st and ending December 31st, except for the first Commercial Year, which shall commence upon [*] The first Commercial Year is expected to commence [*].
1.21    “Commercialize” or “Commercialization” shall mean, with respect to the Drug Product, the marketing, promotion, sale and distribution of such Drug Product.
1.22    “Company” shall have the meaning set forth in the preamble.
1.23    “Company Arising Intellectual Property” shall have the meaning set forth in Section 15.3.
1.24    “Company Indemnified Parties” shall have the meaning set forth in Section 11.2.
1.25    “Company Information” shall have the meaning set forth in Section 14.2.
1.26    “Confidential Information” shall have the meaning set forth in Section 14.3.
1.27    “Control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the equity interest in such corporation or business entity, or the ability in fact to control the management decisions of a corporation or other business entity.
1.28    “DEA” means the United States Drug Enforcement Agency and any successor agency thereto.
1.29    “Deliverables” shall have the meaning set forth in Section 2.3.
1.30    “Dispute” shall have the meaning set forth in Section 16.14(a).
1.31    “DMF” shall have the meaning set forth in Section 8.8.
1.32    “Documentation” shall have the meaning set forth in Section 8.4.
1.33    “Drug Product” shall mean Oliceridine, a finished dosage form of human pharmaceutical product containing API.

1.33.1	“Drug Product – Bulk” shall mean Oliceridine in filled, unlabeled vials, packaged in appropriate bulk packaging suitable for shipment to a third party for further processing/packaging.

1.33.2	“Drug Product – Finished” shall mean Oliceridine fully packaged for commercial distribution.
1.34    “Drug Product Firm Commitment” shall have the meaning set forth in Section 5.2(b).
1.35    “Drug Product Firm Order” shall have the meaning set forth in Section 5.2(c).
1.36    “Drug Product Long-Term Forecast” shall have the meaning set forth in Section 5.1.
1.37    “Drug Product Minimum Order Requirement” shall have the meaning set forth in Section 5.2(a).
1.38    “ERP” or “Tail Coverage” shall mean Extended Reporting Period.
1.39    “Facility” shall mean Company’s facility(ies) where the Services are performed, as reflected in more detail on Appendix C hereto.
1.40    “FDA” shall mean the U.S. Food and Drug Administration and any successor agency thereto.
1.41    “Force Majeure” is an event described in Section 16.12.
1.42    “Indemnification Claim” shall have the meaning set forth in Section 11.3(a).
1.43    “Initial Term” shall have the meaning set forth in Section 13.1.
1.44    “Inspection Period” shall have the meaning set forth in Section 6.2(a).
1.45    “Intellectual Property” means collectively, patents, patent applications, trademarks, copyright, trade secrets, inventions, know-how and any other intellectual property whether statutory or non-statutory.
1.46    “Latent Defect” shall have the meaning set forth in Section 6.2(a).
1.47    “Losses” shall have the meaning set forth in Section 11.1.
1.48    “Manufacture” or “Manufacturing” shall mean the manufacture, processing, packaging and labeling if such packaging and labeling is performed by Company, quality control and testing of CML-474, API and/or Drug Product performed prior to their Release To The Client by Company in accordance with the terms of this Agreement and the Quality Agreement.
1.49    “Marketing Authorizations” shall mean the United States new drug application or abbreviated new drug application, as applicable, for the Drug Product(s).
1.50    “Material Change” shall have the meaning set forth in Section 3.2.
1.51    “Nonconforming Product” shall have the meaning set forth in Section 6.2(a)(ii).
1.52    “Other Changes” shall have the meaning set forth in Section 3.4.
1.53    “Out of Specification” shall mean a result that is not within the Specifications, whether these are qualitative or quantitative.

1.54    “Pre-Existing Intellectual Property” means all Intellectual Property owned, conceived, developed, first reduced to practice or otherwise made or acquired by a Party prior to the Effective Date hereof or outside of the Services performed under this Agreement or any Work Order, including all modifications, adjustments or improvements thereto.
1.55    “Program Manager” shall have the meaning set forth in Section 3.14(b).
1.56    “Project Team” shall have the meaning set forth in Section 3.14(b).
1.57    “Purchase Prices” shall have the meaning set forth in Section 7.1.
1.58    “Quality Agreement” shall have the meaning set forth in Section 8.3.
1.59    “Raw Material Costs” shall have the meaning set forth in Section 7.2(a).
1.60    “Raw Materials” shall mean any starting and reagent materials used to Manufacture the API or Drug Product.
1.61    “Recall” shall have the meaning set forth in Section 12.1(b).
1.62    [*]
1.63    “Renewal Period” shall have the meaning set forth in Section 13.1.
1.64    “Replacement Product” shall have the meaning set forth in Section 6.2(d).
1.65    “Rolling Forecast” shall have the meaning set forth in Section 4.1 for API and Section 5.1 for Drug Product.
1.66    “Services” shall mean the Manufacturing services described herein.
1.67    “SMF” shall have the meaning set forth in Section 8.8.
1.68    “Specifications” means the release specifications for the Manufacture, processing, bulk packaging, testing and testing procedures, shipping, storage and supply of the API, CML-474 intermediate and/or Drug Product, any Raw Materials requirements, analytical procedures and standards of quality control and quality assurance, agreed upon and maintained in Company’s controlled documents for the API, CML-474 intermediate, and/or Drug Product. The API, CML-474 intermediate and Drug Product release Specifications as of the Effective Date shall be attached hereto as Appendix D-1, D-2 and D-3 below and updated from time to time. Current API, CML-474 intermediate and Drug Product Release Specifications shall be maintained in Company’s controlled document system.
1.69    “Steering Committee” shall have the meaning set forth in section 3.14(a).
1.70    “Technology Transfer” shall have the meaning set forth in Section 13.4(d).
1.71    “Term” shall have the meaning set forth in Section 13.1.
1.72    “Territory” shall mean the United States, its territories and possessions, or other jurisdictions agreed upon in writing by the Parties.
1.73    “Third Party Claims” shall have the meaning set forth in Section 11.1.
1.74    “Work Order” shall have the meaning set forth in Section 2.3.
ARTICLE 2
SCOPE OF AGREEMENT

2.1    Agreement. As a master form of contract, this Agreement together with all Appendices (all of which are incorporated herein by reference) and any written amendments to any of the foregoing executed by the Parties allows the Parties to set forth the terms, conditions and administrative procedures generally applicable to Services provided by Company or any of its wholly-owned subsidiaries to Client or any of its Affiliates.

2.2    Appendices.    The attached Appendices are incorporated herein by reference and form part of this Agreement:

APPENDIX A:     Sample Work Order Template
APPENDIX B-1:     API Batch Sizes and Cost
APPENDIX B-2: Drug Product - Finished, Batch Sizes and Cost
APPENDIX B-3: Drug Product - Bulk, Batch Sizes and Cost
APPENDIX C:      Facilities
APPENDIX D-1: Initial API Release Specifications (for reference)
APPENDIX D-2: Initial Drug Product Release Specifications (for reference)
APPENDIX D-3: Initial CML-474 Release Specifications (for reference)

2.3    Work Orders. This Agreement may provide for the issuance of multiple work orders or a work order may be issued hereunder for non-Manufacturing Services, or other Services more fully described in the work order, substantially in the form of Appendix A to this Agreement (each, a “Work Order”). The Work Order shall set forth the scope of Services to be provided, the deliverables (“Deliverables”) and budget and payment schedule. Client’s execution of each Work Order will be deemed its authorization for Company to proceed with the Services. All Work Orders and Deliverables hereunder shall be governed by the terms of this Agreement. Additions to or modifications of a Work Order must be made in writing and signed by both Parties.

2.4    Grant. Client hereby grants to Company during the Term of this Agreement, on a product-by-product basis, a nonexclusive, royalty-free right to Manufacture the API, Drug Product and CML-474 in the Territory and to use, if reasonable and necessary, any and all of Client’s licenses, trademarks, regulatory data and/or technical information, know-how and Confidential Information of Client related to the API and Drug Product for the purpose of Company carrying out its obligations hereunder, subject to the conditions of this Agreement. Upon termination of this Agreement, the grant provided in this Section 2.4 shall immediately terminate.
2.5    Engagement.
(a)    During the Term of this Agreement and subject to the terms and conditions set forth herein, Client agrees to purchase from Company, and Company agrees to Manufacture and supply, the number of Batches of API, Drug Product – Finished (if any), Drug Product – Bulk and CML-474 per calendar year specified in the applicable purchase order in accordance with Sections 4.2 and 5.2 at the effective Purchase Price (initial prices outlined in Appendices B-1, B-2 and B-3). Notwithstanding the foregoing, Client shall be entitled, at its sole cost and expense, to qualify other manufacturer(s) to manufacture CML-474, Drug Product and API at any time to supply quantities of CML-474, Drug Product and API that Company is unable or unwilling to supply in accordance with this Agreement. In the event Company is unable to accommodate Client’s Drug Product or API requirements as set forth herein and in accordance with Article 3, Client, at its discretion, may have a third party manufacture such quantities of CML-474, Drug Product or API that Company is unable or unwilling to supply.
    (b)     Notwithstanding the foregoing, to the extent Client intends to Commercialize API or Drug Product in a jurisdiction outside the Territory and desires, in its sole discretion, to engage Company to Manufacture such API or Drug Product the Parties shall, upon written notice from Client to Company, use reasonable efforts to negotiate in good faith an agreement, or amendment to this Agreement, as necessary.

2.6    Marketing Authorizations. Client shall use commercially reasonable efforts to maintain the Marketing Authorizations in full force and effect at all times. Upon request by Client, Company shall use commercially reasonable efforts to assist Client in connection therewith as may be outlined in a separate statement of work or other related agreement, the terms of which shall be governed by this Agreement.
2.7    Additional API or Drug Product. The Parties covenant and agree that additional products may be added to this Agreement upon Client’s written request and such additional products shall be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by an addendum hereto signed by both Parties.
ARTICLE 3
MANUFACTURING SERVICES

3.1    Manufacture of API and Drug Product. Subject to the terms and conditions contained herein, Company shall Manufacture, handle and prepare for shipment all API and Drug Product Manufactured pursuant to this Agreement (a) in accordance with this Agreement and the Quality Agreement, and (b) in material compliance with cGMP applicable to the Manufacturing of the API and Drug Product.
3.2    Company Changes to Manufacturing Process. Except as required by Applicable Law(s), or cGMP, Company shall not Materially Change the Manufacturing process of API or Drug Product or change the Facility where the API or Drug Product is Manufactured without the prior written consent of Client, which consent shall not be unreasonably withheld, conditioned, or delayed. Company shall notify Client of all Material Changes, including Material Changes required by Applicable Law(s), as soon as practicable after Company learns of such change. A “Material Change” is one that requires a submission to the applicable regulatory authority(ies) for the Territory or is a change to the Manufacturing process, as set forth in the Manufacturing Batch record.
3.3    Client Requested Changes. Client shall inform Company in writing of any proposed modifications to the Specifications or the Manufacturing process. Unless required by Applicable Law(s), cGMP and/or the Marketing Authorizations, any proposed change that will materially impact Company’s Manufacturing process shall require Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Company shall make changes required by Applicable Law(s), as well as those to which it consents, which consent shall not be unreasonably withheld, conditioned or delayed, as promptly as practicable; provided, however, that such changes comply with Applicable Law(s), cGMP and the Marketing Authorizations.

3.4    Costs of Changes. Unless otherwise agreed by the Parties, any and all direct costs associated with changes requested by Company and/or changes required by Applicable Law(s) that apply generally to Company’s Facility where the applicable Manufacturing occurs shall be borne by Company; provided, however, in the event Applicable Law(s) imposes a registration fee (such as GDUFA or PDUFA) or similar user fee, and the fee relates to Company's Services hereunder, the Parties shall determine in good faith an equitable portion of such fee to be paid by Client. The Parties understand and agree that Company shall Manufacture the Drug Product in accordance with Applicable Law(s) and regulations, as the same may be amended from time to time. Each Party shall keep the other promptly and fully advised of any new instructions or specifications required by regulatory authority or Applicable Law(s) and shall discuss the cost of implementing such requirements, including by way of example, implementation of serialization.

Unless otherwise agreed by the Parties, or otherwise necessitated by Company’s gross negligence and/or intentional acts or omissions, any and all direct costs associated with other changes, including, without limitation, changes requested by Client, changes required by Applicable Law(s) that apply specifically to API or Drug Product, and changes required by a change to a Marketing Authorization, shall be borne by Client (collectively, the “Other Changes”). If the change is an Other Change, (i) the Purchase Prices shall be adjusted by the change in Company’s cost of Manufacture of the API or Drug Product caused by such Other Change, and (ii) Client shall reimburse Company for costs, expenses or losses associated with write-offs, obsolescence and/or destruction of any work in process or finished inventory resulting from any such Other Change. If permitted by Applicable Law(s) and cGMP, any work in process and/or finished inventory resulting from any Other Change may be made available for delivery or pickup by Client, at Client’s sole cost and expense. The Parties agree to use good faith efforts to discuss changes to the Purchase Prices due to any Other Change, or otherwise, prior to any Purchase Price increase taking effect.

Client may be required to make changes to the proposed API or Drug Product presentations based on clinical data and/or FDA feedback. In such instances, both Parties will work in good faith to identify and implement these changes expeditiously and agree on any adjustments in pricing or cost as appropriate.

Both Parties shall use reasonable efforts to identify and evaluate process improvements for quality and cost improvement opportunities. Such changes may include, but are not limited to, larger Batch sizes, alternative components, or otherwise. The cost savings and reductions to unit pricing achieved by such process improvements and/or cost improvements will be shared in the same proportion as which the cost-savings activities were funded by each of the Parties.
3.5    Notification and Approval of Changes. Client shall have sole responsibility for obtaining any and all necessary regulatory approvals from the relevant regulatory agencies in the Territory for changes to the Specifications and the Marketing Authorizations and for reporting any changes to such Specifications and the Marketing Authorizations to the relevant regulatory agencies in the Territory as appropriate. Upon request by Client, Company shall use commercially reasonable efforts to assist Client in obtaining any such approvals; provided that Client will pay Company in accordance with the terms of a separate statement of work or similar agreement which is governed by the terms of this Agreement. Client will provide to Company for its files a final copy of the CMC section related to Company activities of any such applications and/or submissions for regulatory approval unless otherwise prohibited by Applicable Law(s).

3.6    Retesting of Materials. In the event an analytical test results in Out of Specification or aberrant data, the Parties agree that appropriate re-testing may be performed to confirm the initial test result. [*], unless such re-testing demonstrates that the Out of Specification or aberrant data was due to Company’s failure to perform the Services in accordance with the Work Order or related to an assignable laboratory error or otherwise attributable to Company’s gross negligence or intentional acts or omissions.

3.7    Labeling. Client shall be responsible for the labeling to be used on each Drug Product and the packaging thereof, including any changes to such labels, and Client shall ensure that all such labeling complies with Applicable Law(s). Company shall use the specified labeling (and only such labeling) on the Drug Product, and shall not use such labeling on any other product unless approved by Client and permitted by Applicable Law(s). Any Client-directed change to a Drug Product label shall be implemented by Company as soon as reasonably practicable following Company’s receipt of written notification of such label changes. [*] any materials acquired from a third-party that are required for Company to perform the Services.

3.8    Finished Drug Product Release. Company will provide Client with Manufacturing documents as are necessary for Client to release each lot of Drug Product for human use. Client shall be responsible for the final release of Drug Product for human use and other approved commercial purposes.

3.9    Raw Materials and Client Supplied Materials. Company shall purchase at its own expense and for its own account all Raw Materials and packaging components not supplied by Client that Company may use to Manufacture the API and Drug Product. Except as otherwise agreed to between the Parties, all right, title, and interest in and to these items shall remain the sole property of Company until API and/or Drug Product incorporating such items are Manufactured and prepared for shipment to Company’s alternate Manufacturing Facility or Released To The Client, as applicable. However, [*]. Company shall obtain Client’s written consent prior to changing the source/and or type of Raw Material if such change will impact the Client’s Marketing Authorizations. Client may supply to Company at its own expense and for its own account Raw Materials to be used in the Manufacture of API and Drug Product hereunder, and such Raw Materials shall remain the sole property of Client. Company shall have no liability for lost or damaged Raw Materials [*].

3.10    Delivery Schedule; Project Delay. The scheduled dates for the performance of the Services as defined by the Parties represent the Parties’ best estimates of the timing for the various activities to be performed; however, both Parties agree that unforeseen delays may occur. If such delays occur, both Parties will use good faith efforts to minimize the timing disruption to the scope of work and shall agree upon an appropriate adjustment in the lead times or delivery schedules, as needed, for the API and/or Drug Product(s). Except in the event of a Force Majeure event, delay in Raw Material delivery not due to Company error, or delay in delivery of Client supplied Raw Materials, Company shall not be entitled to invoke this Section 3.10 to excuse any delay in performance of obligations under this Agreement. If a Party believes the performance of any obligations under this Agreement will be delayed it shall immediately notify the other Party of the delay and cause and shall provide a good faith estimate of when performance will resume. When the affected Party is able to recommence the performance of obligations hereunder, it shall notify the other Party, and unless otherwise agreed, shall immediately resume performing its obligations. In the event Company anticipates delivery of API or Drug Product will not meet the scheduled delivery date [*], Company shall provide notice to Client and propose a remedy plan to the Steering Committee within [*] thereafter. The Steering Committee shall discuss and mutually agree upon a timeline for execution of the remedy plan.

For API orders [*].

For Drug Product orders [*].

Subject to Client’s rights under Section 6.2(a), no delay in the shipment or delivery of any API or Drug Product shall relieve Client of its obligations under this Agreement, including arranging for shipment and accepting delivery of API and Drug Product.

3.11    Client Delays/Rescheduling. Client or its designee must provide on time, in the right quantity and within Specification, any Raw Materials (including starting materials) agreed to be supplied by Client. In a timely manner after execution of this Agreement, the Steering Committee shall agree to a supply strategy for Client supplied Raw Materials, to include lead time required for receipt by Company and minimum stock levels to be maintained. If required Raw Materials are not supplied by Client to Company as and when needed, all dates quoted by Company for delivery and completion of any stage of the Services may be extended if necessary. Client shall propose a remedy plan to the Steering Committee within [*] from the date Client recognizes the delay. The Steering Committee shall discuss and mutually agree upon a revised timeline for delivery of a delayed Client order. In the event of a Force Majeure event, Client shall not be liable for any delay fees or expenses that Company may incur. If the delivery of any Client-supplied Raw Materials (including RM1023) is delayed, other than due to a Force Majeure event, Company may charge Client for the reasonable and necessary cost and expenses directly resulting from such Client delay, which are not otherwise avoidable, including idle capacity cost which cannot be filled with new, unplanned work for another client, [*]. Company shall not be held liable for any delay, supply deficiency or supply failure caused solely by Client.

[*] Client shall also be responsible for the cost of any Raw Materials that may expire as a result of the request to delay. Notwithstanding anything to the contrary contained herein, Client shall have no liability for a delay caused by Company’s gross negligence or intentional acts or omissions or caused by a Force Majeure event. Client shall not be charged [*] if Company can avoid idle capacity costs by successfully re-allocating the designated resource with new, unplanned work for another client.

3.12    Changes to Firm Orders. Any Firm Order may be amended only by mutual agreement of the Parties and such amendments shall not affect the Minimum Order Requirement. Client may submit purchase orders for volumes of API or Drug Product in excess of any Firm Order subject to the limitations herein. Company shall exercise commercially reasonable efforts to comply with any proposed amendments to accepted Firm Orders or accommodate additional purchase orders, but shall not be liable for its inability to do so. Client acknowledges that Company will rely on the Rolling Forecast and Firm Orders submitted pursuant to Articles 4 and 5 herein in ordering or producing the Raw Materials required for production, including the Manufacture of intermediate CML-474. To accommodate changes in orders, Company shall order or produce Raw Materials sufficient to meet Client’s excess order requirements. If Raw Materials ordered or produced to support Client’s excess order requirements are not included in API or Drug Product Manufactured [*], or if such Raw Materials have expired (subject to a cGMP compliant inventory rotation such as “First-in First-Out”), [*].

API: [*], provided the purchase order is issued no later than six (6) months prior to the scheduled Manufacture start date. Any request is subject to DEA quota and Raw Materials availability. [*].

Drug Product: [*], provided the purchase order is issued no later than three (3) months prior to the scheduled Manufacture start date. Any request is subject to available capacity, DEA quota, and Raw Materials availability. [*]

3.13      Stability Study Cancellation. [*], as defined in the approved stability protocol, [*], as defined in the approved stability protocol, [*], as defined in the approved stability protocol, [*]. Upon cancellation, Client shall pay any fees associated with the removal and disposition of samples from the stability chambers, if any, and all Services completed through the effective date of cancellation.
3.14    Steering Committee; Project Management.

(a)Steering Committee. Company and Client will jointly constitute a team (“Steering Committee”) including at a minimum, senior representatives from Operations, Commercial and Quality from each Party (or such representatives as the Parties mutually agree) to oversee the work under each Work Order as well as commercial Manufacturing with one (1) representative from each of Client and Company having the authority to make decisions on behalf of such Party. The Steering Committee representatives may invite other employees, consultants or advisors of the Parties or their Affiliates to the Steering Committee meetings, to serve in an advisory capacity as relevant to the matters at hand. The Steering Committee will be considered as a working committee that will have as its goal the prompt and mutually agreeable resolution of any financial, technical or quality issues that may arise in order to advance and preserve a harmonious relationship established by and between Company and Client. Either Party may change its representatives on the Steering Committee at any time by written notice to the other Party.
The Steering Committee shall meet at least quarterly or as otherwise as may be necessary or agreed by the Steering Committee, which meetings shall occur by teleconference, videoconference or in person and may address any relevant issue a Party wishes to call to the attention of the Steering Committee, to review past performance on mutually agreed upon metrics, discuss future partnership objectives, and to oversee the relationship between Client and Company. The Steering Committee shall be responsible for performing the following functions:

(i)	reviewing business strategy;

(ii)	ensuring goal alignment by establishing and reviewing agreed upon KPI’s;

(iii)	assessing and developing risk mitigations and/or redundancies;

(iv)	discussing market dynamics and impact to supply/demand;

(v)	reviewing Client’s Long-Term Forecast and Company’s anticipated capacity at least annually; and

(vi)	implementing procedures for project governance and the resolution of questions or disputes that may arise under this Agreement or a Work Order.

(b)Project Management. Promptly upon execution of this Agreement, Company and Client shall each designate such of their respective employees to sufficiently represent process development, quality assurance, analytical services, manufacturing, and project management to form a team (“Project Team”).The project team has the responsibility to direct and oversee the activities to be carried out per this Agreement. Each Party shall also designate one of its employees to act as its project manager (each, a “Program Manager”), who will be primarily responsible for communicating all instructions and information concerning the project to the members of the Project Team. The Project Team and/or the Program Managers shall consult periodically during the performance of the Services, through face-to-face meetings, telephone conferences and/or videoconferences, at times to be mutually agreed upon by the Program Managers. Each Party may appoint a substitute or replacement Program Manager or a member(s) of the Project Team in the absence of its original Program Manager or original member(s) of the Project Team by notifying the other Party in writing of such substitution or replacement. Neither the Program Managers nor the Project Team shall have the right to modify, amend or waive any provision of this Agreement.
ARTICLE 4
SPECIFIC API MANUFACTURING TERMS

In addition to the foregoing, the following provisions will apply to API Manufacturing Services.  For clarification, “API Manufacturing Services” shall mean services performed in Company’s GMP manufacturing suites and in-process testing directly supporting those activities.  The terms contained in this Article 4 shall not apply to Drug Product Manufacturing Services (as defined in Article 5 below).

4.1    Forecasting. [*], unless otherwise agreed by the Parties, Client shall provide to Company a written non-binding delivery forecast estimating Client’s annual requirements [*] (each such forecast, the “API Long-Term Forecast”).

Concurrent with the placing of its first API order with Company and during the first month of each calendar quarter thereafter, [*], specifying the requested delivery dates by calendar quarter (each, a “Rolling Forecast”). Notwithstanding anything contained in this Section 4.1, Client shall provide the first API order under this Agreement at least [*] prior to the expected delivery date.

In response to each Rolling Forecast, Company shall provide Client with an estimated schedule of Manufacturing start and delivery dates, including a schedule for Manufacture of CML-474, if required to meet Client’s Rolling Forecast requirements. The first [*] shall show specific dates and the [*] shall be shown by quarter.

4.2    Firm Commitments.

(a)Provided Company is not in default of this Agreement, [*].

(b)Except as provided in Section 2.5(a) above, [*], as determined by the Manufacturing start dates, shall be [*] for Company to produce such quantities on the delivery dates described therein and for Client to purchase the quantities of API specified therein (the “API Firm Commitment”); [*] shall be [*] upon the Parties.

(c)Client understands that to ensure a timely supply of API and Drug Product, it is necessary for Company to Manufacture CML-474 in sufficient volumes to meet the forecasted production requirements for API in Client’s Rolling Forecast. Client understands and agrees that Company shall rely upon the Rolling Forecast to produce such quantities of CML-474 as required to meet the forecasted quantities of API in Client’s Firm Commitment. Client will review plans for CML-474 Manufacturing and the Parties shall agree to the plan to support API supply.

(d)    With respect to each API Firm Commitment, Client shall submit to Company binding written purchase orders (an “API Firm Order”) confirming the quantity of API ordered and CML-474 as required by Company (which shall be in full Batch quantities), the requested delivery dates, and such other information as Company may find reasonably necessary to Manufacture the API and CML-474, if applicable. Company will confirm acceptance of any API Firm Order (consistent with this Agreement) within [*] of receipt and respond with a schedule of estimated Manufacture start dates and estimated delivery dates. Except as provided in Section 3.10 of this Agreement, the Parties expressly agree that any requested delivery dates shall not be binding on Company and that any timelines represent the Parties’ best estimates of the timing for the various activities or Services to be performed.

(e)    All purchase orders shall be placed in accordance with this Section 4.2 and no later than nine (9) months prior to the planned Manufacturing start date. Company shall Manufacture and prepare for shipment the quantity of API specified in the API Firm Order and related purchase orders. If requested by Client, Company shall use its commercially reasonable and good faith efforts to deliver quantities in excess of [*] of the applicable API Firm Order subject to available capacity. The API Firm Order shall be made available for shipment in accordance with Section 6.1 (Delivery/Shipment).

(f)    Company’s acceptance of any API Firm Commitment or purchase order is contingent upon Company’s ability to obtain a DEA quota. Further, Company’s ability to Manufacture designated quantities of API for Client shall be contingent upon Company obtaining a DEA quota sufficient to meet Client’s commercial API demand. Company reserves the right to modify any API Firm Order, as needed, to comply with regulatory requirements, including DEA quota. At the time Company is required by DEA to submit request for controlled substance quota (currently in the month of May of the current year for the following year) Company shall use commercially reasonable efforts to obtain necessary DEA quotas using the most current Rolling Forecast. Additional requests will be made as required based on increases to the API Firm Order.

4.3    Cancellation. Company, at its sole discretion, [*] (or Batch Manufacture start date if Company is not manufacturing a series of Batches in a campaign) (a “Cancellation Fee”). Such Cancellation Fee will be [*]. Client is responsible for [*].

4.4     API and CML-474 Process Yield Company shall use commercially reasonable efforts to maximize the API process yield (the “API Yield”) and the [*] for each commercial Batch. The [*] the respective commercial Manufacturing process, or as may be agreed to by the Steering Committee. [*]. Manufacturing line losses for RM1023 will be calculated based on [*] during the Commercial Year, after reconciling all Batches produced during the calendar year. Within [*] the previous Commercial Year, [*]. Client shall provide documentation of the RM1023 acquisition cost on an annual basis.

ARTICLE 5
SPECIFIC DRUG PRODUCT MANUFACTURING TERMS

In addition to the foregoing, the following provisions will apply to Drug Product Manufacturing Services.  For clarification, “Drug Product Manufacturing Services” shall mean services performed in Company’s GMP manufacturing, inspection or packaging suites and in-process testing directly supporting those activities. All other services are defined as non-Manufacturing. The terms contained in this Article 5 shall not apply to API Manufacturing Services.

5.1    Forecasting. [*], unless otherwise agreed by the Parties, [*].

[*] (each, a “Rolling Forecast”) specifying by quarter the requested delivery dates. Notwithstanding anything contained in this Section 5.1, [*]

In response to each Rolling Forecast, Company shall provide Client with an estimated schedule of Manufacture start and corresponding delivery dates, the first [*] of which shall be displayed by week, and the remainder shall be shown by quarter.

5.2    Firm Commitments.

(a)[*]

(b)[*] Company to produce and deliver such quantities on the delivery dates described therein, and for Client to accept such Batches delivered per the terms of this Agreement (the “Drug Product Firm Commitment”). [*].

(c)With respect to each Drug Product Firm Commitment, Client shall submit to Company binding written purchase orders (a “Drug Product Firm Order”) confirming the quantity of each Drug Product ordered (which shall be in full Batch quantities), the requested delivery dates, and such other information as Company may find reasonably necessary to Manufacture the ordered Drug Product. Company will confirm acceptance of any Drug Product Firm Order (consistent with this Agreement) within [*] of receipt and respond with a schedule of estimated Manufacture start dates and estimated delivery dates. Except as provided in Section 3.10 of this Agreement, the Parties expressly agree that any requested delivery dates shall not be binding on Company and that any timelines represent the Parties’ best estimates of the timing for the various activities or Services to be performed.

(d)[*]

(e)[*] Company shall Manufacture and prepare for shipment the quantity of a Drug Product specified in the Drug Product Firm Order and related purchase orders. Notwithstanding the foregoing, with respect to a Drug Product, in no event shall Company be required in any calendar quarter to deliver more than [*] of the quantities in the applicable Drug Product Firm Order applicable to that quarter but Company shall use its commercially reasonable and good faith efforts to deliver quantities in excess of [*] of the applicable Drug Product Firm Order, subject to available capacity. The Drug Product Firm Order shall be made available for shipment in accordance with Section 6.1 (Delivery/Shipment).

(f)Company’s acceptance of any Drug Product Firm Commitment or purchase order is contingent upon Company’s ability to obtain a DEA quota. Further, Company’s ability to Manufacture designated quantities of Drug Product for Client shall be contingent upon Company obtaining a DEA quota sufficient to meet Client’s commercial Drug Product demand. Company reserves the right to modify any Drug Product Firm Order, as needed, to comply with regulatory requirements, including DEA quota. At the time Company is required to submit the necessary request for controlled substance quota to DEA (currently, due in the month of April, for quota for the following year) Company shall use commercially reasonable efforts to obtain necessary DEA quotas using the current Rolling Forecast. Company shall make additional requests as required, based on increases to the Drug Product Firm Order.

5.3    Cancellation. Company, at its sole discretion, reserves the right to charge [*] for any Batch or campaign that is [*] Manufacture start date (or Batch Manufacture start date if Company is not Manufacturing a series of Batches), [*]. Such Cancellation Fee will be [*]. Client is responsible for [*].

5.4     API Consumption Factor. Company shall use commercially reasonable efforts to maximize the API Yield for each commercial Batch of Drug Product. A maximum API consumption target, or Drug Product per API ratio, shall be [*] using the commercial Manufacturing process or as may be agreed to by the Steering Committee. Within [*] following the end of each Commercial Year, Company shall prepare an annual reconciliation of Drug Product Batches to calculate the annual Drug Product yield. For any API consumption above the API consumption target [*].

ARTICLE 6
DELIVERY; ACCEPTANCE AND REJECTION

6.1    Delivery/Shipment. Company shall use commercially reasonable efforts to make API and Drug Product available for shipment by the delivery date requested in the applicable Firm Order. All API and Drug Product(s) shall be delivered [*] (Incoterms 2010) Company’s Manufacturing Facility. Client shall pay all crating, skidding, rigging, customs, freight, shipping, insurance and common carrier charges on all shipments in connection with Client’s chosen method of shipment. Unless otherwise agreed or due to Company’s gross negligence or intentional acts or omissions, Company shall have no liability for loss or damage to API or Drug Product(s) that occurs during shipment.

In the case of scheduled Drug Product, prior to pick-up by the carrier Client must provide Company with reasonable evidence (e.g. a copy of the current DEA registration for the destination, when applicable) that the destination for the Drug Product is authorized to receive the Drug Product. Notwithstanding anything to the contrary in this Agreement or any Work Order, Client acknowledges and agrees that Company shall have no obligation to release Drug Product for shipment to any destination for which Client has not provided adequate evidence of authorization as required in this Section 6.1. [*]. [*]

Should Client not take delivery of API or Drug Product(s) within [*]. Company shall store API or Drug Product for up to [*], after which time, Company shall invoice Client [*] for storage fees at Company’s then-current rates. Company shall store all API and Drug Product at proper temperatures, in proper conditions and in accordance with applicable Specifications, cGMP and as may be required by Applicable Law(s). [*]. Notwithstanding anything to the contrary in this Section 6.1, the time periods noted above shall automatically extend and Client shall not be charged for storage fees if Client either requests additional information as part of its inspection of API and/or Drug Product, or rejects API and/or Drug Product that was Released To The Client as noted in Section 6.2 below.

Notwithstanding the foregoing, where Company Manufactures API to be used in production of the Drug Product at a Facility, [*] until the API shelf life expires or such API is used in the Manufacture of Drug Product. Company shall arrange for shipment on behalf of the Client upon Release To The Client of Batch documentation. Title to API used in production of the Drug Product shall remain with Client at all times while in Company’s possession or stored on Client’s behalf. [*] all required insurance in amounts necessary to insure all API and Drug Product while maintained at any Facility or shipped between Company’s Facilities.

6.2    Inspection, Acceptance and Rejection of Delivered API or Drug Product.

(a)    Upon [*], Client shall have the right, but not the obligation, to inspect and test the API and Drug Product. Client may, [*] (the “Inspection Period”), reject any API and Drug Product that:

i.	was not in compliance with the applicable API and Drug Product Specifications or such API and Drug Product’s Certificate of Analysis at the time of [*]; or

ii.	is recalled by any regulatory authority or by Company due to Company’s negligence, intentional acts or omissions or breach of this Agreement (collectively, “Nonconforming Product”).

In the event that any API or Drug Product is rejected or if additional information regarding Batch release documentation was requested by Client, by written notice to Company [*], then such API or Drug Product shall be deemed accepted. This shall not include API or Drug Product that later is found to have had Latent Defect(s) which were not reasonably discoverable [*]. As used herein, “Latent Defect” shall mean any defect in any Batch of API or Drug Product that subsequently becomes evident, provided that the defect is attributable to Company and was not reasonably discernible during the Inspection Period. Following confirmation or substantiation by a mutually agreeable independent expert, Company will only be responsible for Latent Defects to the extent such defect is directly attributable to Company’s breach of warranties set forth in Section 10.1 herein or breach of any of its obligations in Manufacturing API and/or Drug Product as provided in this Agreement. Notwithstanding any other provision contained herein, Company shall not be responsible for any Latent Defect discovered [*].

(b)    Company will only be responsible for Batch(es) of API or Drug Product rejected after the Inspection Period to the extent that Company is responsible for said non-conformity. Notwithstanding anything to the contrary herein, in no event shall Company be responsible for noncompliance with Specifications for API or Drug Product that met Specifications at time of Release To The Client or from non-conformities that result from a deficiency or change in the Client supplied materials utilized in such Batch(es) of API or Drug Product(s) or a defect in the Specifications for the API or Drug Product(s).

(c)    In the event that Client rejects API or Drug Product(s) as provided in this Agreement, Company shall use commercially reasonable efforts to replace the Nonconforming Product(s) or give notice that it disagrees with the rejection. If Client and Company do not agree whether the API or Drug Product met Specifications at the time of Release To The Client, such API or Drug Product(s) shall be submitted for testing to an independent laboratory acceptable to both Parties for the purpose of determining the results. Any determination by such authority with respect to compliance to Specification shall be final and binding upon the Parties. If it is determined that such API or Drug Product(s) failed to meet applicable Specifications [*] due to Company’s breach of its warranties contained in Section 10.1 herein, or if due to Company’s gross negligence and/or intentional acts or omissions, Company shall pay the expenses associated with such analyses; otherwise, Client shall pay such expenses and purchase the API or Drug Product in accordance with this Agreement.

(d)    If it is determined that Company is directly responsible for the nonconformance, Company shall as soon as it is commercially practicable to do so, replace such Nonconforming Product with conforming API or Drug Product (the “Replacement Product”) at its sole cost and expense, not including the price for any Client supplied materials in excess of insurance limits. All Replacement Product shall be subject to Client’s testing and approval as provided in this Section 6.2 and the Quality Agreement. If Client previously paid the Purchase Price for the Nonconforming Product(s), then, Company shall Manufacture the Replacement Product and prepare Replacement Product for shipment in accordance with Section 6.1 (Delivery/Shipment).

ARTICLE 7
PRICE, TERMS OF PAYMENT

7.1    Purchase of API and Drug Product(s). The Batch size and the initial prices to be paid for the API, CML-474, and Drug Product – Finished, if any, and Drug Product – Bulk by Client to Company shall be set forth in Appendix B-1, B-2, and B-3 respectively, attached hereto and incorporated herein by reference (the “Purchase Prices”). The Purchase Prices are in United States Dollars, and are exclusive of applicable taxes. Client shall be responsible for the payment of any and all taxes applicable to the API, CML-474, Drug Product(s) and Services described herein.

7.2    Price Change; Notice.
(a)     [*], subject to Section 7.2 (b) below, [*] such increased prices pertain (“Raw Material Costs”), and (ii) [*], for API or Drug Product to be delivered after January 1st for each year during the Term. Upon Client’s request, Company shall provide reasonable documentation that reflects the increase in cost of Raw Material Costs. Company may also increase the Purchase Price to reflect any material change in an environmental, safety or regulatory standard that impacts Company’s costs or its ability to perform the Services. Upon request, Company shall provide written evidence of this material change prior to any change in the Purchase Price. Company shall provide written notification, and written, supporting evidence upon request, of any annual increase in the Purchase Prices prior to the January 1st effective date of the increase in Purchase Prices, or as increases in the cost of Raw Materials occur, as applicable.
(b)     In the event the first Commercial Year does not commence on or before the Commercial Year Outside Date, then Purchase Price increases permitted by Section 7.2(a) shall apply beginning on January 1st of the year immediately following the Commercial Year Outside Date. In such event, until [*]

7.3    Invoices.
(a)     Intermediate. Company shall provide invoices to Client for CML-474 upon each Release To The Client of Batch Documentation.

(b)         API. Company shall provide invoices to Client for API upon [*]. Where Company Manufactures API to be used in production of Drug Product at another Facility, Company shall arrange for shipment and provide invoices to Client upon [*].

(c)         Drug Product. Company shall provide invoices to Client for Drug Product upon [*] (e.g. finished bulk, finished packaged, or finished packaged and labeled, including serialization).

(d)     Client shall pay each such invoice [*], regardless of when or whether Client has arranged for shipment of the API or Drug Product(s) to its final destination. Client shall pay each undisputed invoice, in United States Dollars by business check, Client wired funds or Client ACH transfers (unless otherwise agreed upon in writing by the Parties), [*].  Invoice receipt shall be defined as date of electronic verification of invoice communication via fax or email to a Client contact designee. Company reserves the right to charge administrative fees when Client’s payment preferences deviate from Company’s standard practices. Client shall make no setoff or deduction of any kind from any payments due to Company unless Client receives written authorization from Company authorizing such setoff or deduction. Undisputed invoice balances not remitted [*]. Should any part of the invoice be in dispute, Client shall pay the balance of the undisputed amount according to the terms and conditions described herein while said dispute is being resolved. Should payment of undisputed amounts not be received within [*] of Client’s receipt of an invoice, after [*] notice to Client the payment shall be deemed in default and Company reserves the right to cease all work and pursue collection activities. In such event, Client shall be responsible for all collection fees and expenses incurred by Company, including reasonable attorney’s fees.

7.4    Taxes and Duties. Client shall be responsible for all taxes imposed on the sale of API, Drug Product or Services by operation of law and Purchase Prices are exclusive of applicable taxes. The consideration stated under any Work Order or otherwise is net of any taxes imposed on the amounts payable to Company hereunder.

ARTICLE 8
REGULATORY MATTERS; RECORDS

8.1    Access to Company’s Facilities by Client Representatives. During regular business hours and mutually agreed upon times, Client may review the records of Company relating to the Services performed and expenses incurred to assure compliance with all provisions of this Agreement. Such review [*], unless otherwise agreed, and shall be offered to Client by Company not more than [*]. Subsequent reviews during the same calendar year or such reviews that cannot be completed in [*] will be at Client’s sole cost and expense, at Company’s then current rates [*]. Client shall also be provided an invoice for any incidental expenses Company incurs resulting from such review. While Services are being performed for Client, [*], or more if agreed upon by the Parties in writing, shall be permitted to be on-site at Company’s Facility as reasonably required to monitor such Services. Client’s rights in this Section 8.1 shall be subject to compliance with Company’s reasonable measures for purposes of confidentiality, safety, and security, and will be further subject to Client’s compliance with Company’s premises rules that are generally applicable to all persons at Company’s Facilities. Company reserves the right to require an independent third party to audit on behalf of any client deemed by Company in its reasonable discretion to be a direct competitor of Company. Should Client utilize one or more third party(ies) in exercising its rights in this paragraph, Client certifies that such party(ies) shall be subject to an obligation of confidentiality consistent with the obligations of confidentiality required of Client hereunder and such third party(ies) shall be subject to any and all conditions upon Client’s rights that are set forth in this Section.

At all times, Company shall be solely responsible for obtaining, maintaining and paying for all necessary approvals, licenses and permits to perform the Services provided in this Agreement at each of its Facilities.

Any ‘for cause’ audits shall be conducted in accordance with the Quality Agreement (defined below).

8.2    Inspections by Governmental or Regulatory Authority. Company shall be responsible for handling and responding to any FDA or other governmental body inspections or inquiries received by Client or Company regarding the Services during the Term of this Agreement. Company shall prepare for preapproval inspection at its own cost (not including out-of-pocket expenses incurred) and allow audits and inspections by the Pharmaceuticals and Medical Devices Agency (PMDA), European Medicines Agency (EMA), Medicines and Healthcare products Regulatory Agency (MHRA), and the FDA. All out-of-pocket costs incurred by Company for regulatory agency inspections directly related to the API and/or Drug Product being Manufactured at the Facility shall be charged to Client. In cases where Company is required to provide significant Client or Drug Product specific support to such inspections or inquiries, or allow audits or inspections by regulatory agencies other than those listed above, Client agrees to pay Company for the time required, at Company’s then current regulatory support rate.
Each Party shall notify the other regarding any such inquiries and provide the other Party copies of any pertinent correspondence from such authorities related to the API, Drug Product or Services covered in this Agreement. Company shall provide to Client and any governmental body any information reasonably requested by Client and/or such governmental body concerning any governmental inspection related to any API or Drug Product (with all information provided to Client being subject to the confidentiality provisions in Article 14 herein and with Company being able to redact any information provided to Client to remove third party confidential information that does not relate to the Client’s API or Drug Product). Client agrees to fully cooperate with and assist Company in fulfilling its obligations pursuant to this Section 8.2. Client shall have the right to review and comment on any communication to any regulatory authority which is related to or involves API or Drug Product
8.3    Quality Agreement. The Parties have entered into a quality agreement, effective November 4, 2016 (the “Quality Agreement”) which shall be maintained in the controlled documents of the Parties. The Quality Agreement details the quality and regulatory responsibilities of the Parties with respect to the API and Drug Product; provided, however, that in the event of conflict between the terms of this Agreement and the Quality Agreement, (i) the provisions of the Quality Agreement will prevail with respect to all matters pertaining to, or governed by, GMP and (ii) in all other respects, the provisions of this Agreement will prevail.
8.4    Retention of Documentation. Raw data, documentation, Batch records, source documents and reports (collectively, “Documentation”) shall be retained by Company for the period of time set forth in the Quality Agreement, with the exception of Documentation that supports validations, which will be maintained for the duration of the utilization of the method or process validated.   If specifically requested by Client, longer term storage may be arranged at Client’s expense.  Otherwise, Documentation may be destroyed following the retention period.

During the above-described retention periods, Documentation shall be available for inspection by Client, its authorized agents and authorized government agencies.

8.5    Retention of Materials. Samples retained by Company shall be held according to the Quality Agreement.

Analytical test samples are retained for [*] and then destroyed. Prior arrangements must be made to retain samples [*].

Upon request, Client may arrange longer term storage at its expense. Documentation, Drug Product retains or other materials shall be held by Company for longer periods of time if required by Applicable Law(s).

8.6    Safety Information. Client shall provide all necessary safety information concerning chemical entities it supplies to Company to ensure safe handling, storage, usage, shipment and disposal. Company may refuse, without liability, substances that Company cannot handle safely or which lack, in Company’s assessment, sufficient information such that Company can determine that such substances do not pose a risk to health or safety while in Company’s possession.

8.7    Waste. Company will be responsible for the removal and disposal of all waste resulting from Company’s Manufacturing of the API and/or Drug Product, consistent with the Material Safety Data Sheet and DEA guidelines.

8.8    Access to Drug Master Files. Where applicable, Company will grant Client reference rights to all Drug Master Files (the “DMF”) and Site Master Files (the “SMF”) necessary to support Client’s regulatory filings for the API and/or Drug Product. To affect this, Company will execute certain letters of authorization, which will be delivered to the appropriate regulatory authorities to permit them to consult Company’s DMF and SMF in their review of Client’s API and/or Drug Product regulatory submissions. Company will send copies of such authorization letters to Client. Company will update its DMF and SMF annually and will inform Client prior to making any modifications thereto in order to permit Client to amend or supplement any affected regulatory submissions and filings for API and/or Drug Product.
8.9    Ownership of Regulatory Approvals. The Parties agree that Client will be the sole and exclusive owner of all right, title and interest in and to all regulatory approvals related to the API and Drug Product and any submissions for such regulatory approvals. Company will reasonably assist Client in the preparation of all documents necessary to affect Client’s rights in such regulatory approval applications and submissions, at the expense of Client.

ARTICLE 9
INSURANCE

9.1    Client Insurance. At all times while this Agreement is in effect Client shall maintain the following insurance:

a.	Products Liability Insurance (including coverage for Clinical Trials) in an amount of not less than [*]; or, if outside the US at compulsory limits (whichever is greater).

b.	General Liability (Premises Operations) in the amount of not less than [*] per occurrence and in the annual aggregate.

c.	Automobile Liability in the amount of not less than [*] combined single limit;

d.	Workers’ Compensation (or equivalent outside the U.S) – Statutory limits;

e.	Employer’s Liability in an amount not less than:

(i)	[*] – Each Accident

(ii)	[*] – Disease Each Employee

(iii)	[*] – Disease Policy Limit.
Client may utilize its Umbrella Liability policy to satisfy the above insurance requirements. To the extent that any of the above coverages are underwritten on a claims-made basis, Client shall agree to maintain coverage, or procure an Extended Reporting Period (“ERP” or “Tail Coverage”) for a period of [*].

Coverage should be placed with an insurance carrier with an A.M. Best rating of not less than A-VII. Evidence of the above coverage shall be provided prior to the Effective Date of this Agreement and annually thereafter during the Term.

Client shall cause its insurers to name Company as additional insured for the following lines of coverage:

x.	Products Liability/Clinical Trials; and

y.	Commercial General Liability; and

z.	Umbrella Liability.
9.2    Company Insurance. At all times while this Agreement is in effect Company shall maintain the following insurance:

a.
Products and Professional Liability Insurance (including coverage for Clinical Trials) in an amount of not less than [*].

Such Professional Liability Insurance shall include third-party insurance coverage and shall be at Client’s expense, with a limit of [*], to cover loss or damage to Client supplied Raw Materials, API or Drug Product arising from Company’s negligence in the Manufacturing or handling of any API, CML-474, Client supplied Raw Materials or Drug Product as further provided in Sections 6.2(d), 11.4 and 12.1(b). In the event of an actual loss, Company shall reimburse Client for the premium and pay any applicable deductible attributable to the policy and such policy shall pay covered amounts in excess of the deductible. At Client’s option and expense, Company shall renew the third-party insurance policy annually.

b.	General Liability (Premises Operations) in the amount of not less than [*] and in the annual aggregate.
c.Automobile Liability in the amount of [*];
d.Workers’ Compensation (or equivalent outside the U.S) – Statutory limits;
e.Employer’s Liability in an amount not less than:

(i)	[*] – Each Accident

(ii)	[*] – Disease Each Employee

(iii)	[*] – Disease Policy Limit.

To the extent that any of the above coverages are underwritten on a claims-made basis, Company shall agree to maintain coverage, or procure an ERP or Tail Coverage for a period of [*].

Coverage should be placed with an insurance carrier with an A.M. Best rating of not less than A-VII. Evidence of the above coverage shall be provided prior to the Effective Date of this Agreement and annually thereafter during the Term.

Company shall cause its insurers to name Client as additional insured for the following lines of coverage:

x.	Products Liability/Clinical Trials; and

y.	Commercial General Liability; and

z.	Umbrella Liability.
Company and Client shall each cause its respective insurers to waive all right of subrogation and shall cause insurers to agree that they shall act as primary and not require contribution from any valid and collectible insurance which may be available to Company for liability arising from Client’s negligence or to Client for liability arising from Company’s negligence.
ARTICLE 10
REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1    Representations, Warranties and Covenants of Company. Company hereby represents and warrants as follows:
(a)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Company’s powers and have been duly authorized by all necessary action on the part of Company. This Agreement has been duly executed and delivered by Company and constitutes legal, valid and binding obligations of Company, enforceable against Company in accordance with its terms.
(b)    The execution, delivery and performance by Company of this Agreement does not and will not (i) contravene or conflict with the organizational documents of Company, (ii) contravene or conflict with or constitute a violation of any Applicable Law(s), or (iii) breach or constitute a default under the provisions of any material contract, agreement or instrument to which it is a party or by which it is bound.

(c)    Company shall perform its obligations hereunder in conformance with Applicable Law(s) (and cGMP if applicable).

(d)    Company is not debarred and has not and shall not knowingly and intentionally use in any capacity the services of any employee or third party debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992.
(e)    As of Release To The Client, all API and Drug Product(s) delivered to Client during the Term of this Agreement: (i) shall have been Manufactured by Company in material compliance with this Agreement, the Quality Agreement, and cGMP, in each case, as in effect at the time of Manufacture, (ii) assuming compliance by Client with Section 3.7 (Labeling), shall not be adulterated or misbranded within the meaning of the Act, and (iii) shall not have been Manufactured by Company in violation of any Applicable Law(s) in any material respect.

(f)    [*], Company shall convey good title to all API and Drug Product(s) so delivered to Client or its designee.

(g)    Company has all necessary and proper licenses, permits, approvals and expertise to perform its Manufacturing and related duties under this Agreement and any Work Order, and all Facilities have all necessary licenses, permits, and approvals necessary to perform the Manufacturing and related duties provided in this Agreement.

(h)    Under no circumstances shall Company transfer any API and/ or Drug Product to any third parties, including any generic drug manufacturers, without first obtaining Client’s prior written approval, which approval may be withheld in Client’s sole discretion.

(i)There are no suits, claims, or proceedings pending, or to its best knowledge and belief, after due inquiry, threatened against it or any of its Affiliates in any court or by or before any governmental body or agency which would affect its ability to perform its obligations under this Agreement.

(j)    Company represents and warrants to Client that, to the best of Company’s knowledge, Company’s Intellectual Property, that Company may license to Client under this Agreement or use in performing Services under this Agreement, does not infringe any patents of a third party. In performance of its obligations under this Agreement, Company will not knowingly incorporate into the Manufacturing process any third party Intellectual Property except with Client’s consent.

EXCEPT AS SET FORTH IN THIS SECTION 10.1, COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, INFRINGEMENT, TITLE OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

10.2    Representations, Warranties and Covenants of Client. Client hereby represents and warrants as follows:

(a)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Client’s powers and have been duly authorized by all necessary action on the part of Client. This Agreement has been duly executed and delivered by Client and constitutes legal, valid and binding obligations of Client, enforceable against Client in accordance with its terms.
(b)    The execution, delivery and performance by Client of this Agreement does not and will not (i) contravene or conflict with the organizational documents of Client, (ii) contravene or conflict with or constitute a violation of any Applicable Law(s), or (iii) breach or constitute a default under the provisions of any material contract, agreement or instrument to which it is a party or by which it is bound.
(c)    Client shall comply in all material respects with all Applicable Law(s) relating to its Commercialization of the Drug Product(s).

(d)    To the extent that Client supplies any Raw Materials or other information to Company (including packaging and labeling requirements) or engages in manufacturing with respect to any of the API or Drug Product (either directly or indirectly through a third party), all such Raw Materials or other information and formulas will comply with the Specifications and Applicable Law(s), including GMP.

(e)    Client represents that to the best of its knowledge, the manufacture or the sale of the API or Drug Product(s) does not and will not infringe any third party intellectual property rights or other rights and that it is not aware of any patents existing in the Territory in which Client markets or distributes such Drug Product relating in any manner to the Drug Product or any use, method, activity or application relating thereto which could adversely impact upon or prevent Company from Manufacturing the API or Drug Product as contemplated by the terms hereof.

ARTICLE 11
INDEMNIFICATION

11.1    By Company. Company hereby indemnifies Client and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Client Indemnified Parties”) against and agrees to hold each of them harmless from any and all claims relating to (i) product liability associated with the Client’s API or Drug Product, (ii) losses, liabilities, obligations, damages, costs and expenses (“Losses”) incurred by any Client Indemnified Party as a result of third party claims, actions or proceedings (collectively, "Third Party Claims") to the extent based upon, attributable to or resulting from the gross negligence, willful misconduct or intentional acts or omissions by a Company Indemnified Party in connection with this Agreement, (iii) intentional or willful infringement or alleged infringement of any Intellectual Property (except in either case if such Third Party Claims are directed at Client Intellectual Property), (iv) breach of any representations, warranties or covenants of Company under this Agreement, (v) personal injury or property damage to the extent that the injury or damage is the result of a material breach of any representations, warranties or covenants of Company under this Agreement; except in each case, to the extent such Losses are attributable to Client’s material breach of this Agreement or arising from the gross negligence or willful misconduct of a Client Indemnified Party.
11.2    By Client. Client hereby indemnifies Company and its directors, officers, employees, wholly-owned subsidiaries, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Company Indemnified Parties”) against and agrees to hold each of them harmless from any and all Third Party Claims, including Losses incurred by any Company Indemnified Party to the extent based upon, attributable to or resulting from (i) intentional or willful infringement or alleged infringement of any third party Intellectual Property in the API or Drug Product (except in the case if such Third Party Claims are directed at Company Intellectual Property), (ii) any claim of personal injury or property damage to the extent that the injury or damage arises from the safety or efficacy of the Drug Product or is the result of a breach of this Agreement by Client, including, without limitation, any representation or warranty contained herein, (iii) any products liability claims related to Client API or Drug Product or claims arising directly or indirectly from the manufacture (but only to the extent caused by Client supplied Raw Materials), promotion, marketing, distribution or sale of, or use of or exposure to, the API or Drug Product, or Client supplied Raw Materials; except in each case, to the extent such Losses are attributable to Company’s material breach of this Agreement, or arising from the gross negligence or willful misconduct of a Company Indemnified Party.
11.3    Indemnification Procedures.
(a)    The indemnified Party shall give the indemnifying Party prompt notice of any such claim or lawsuit (“Indemnification Claim”) (including a copy thereof) served upon it and shall fully cooperate with the indemnifying Party and its legal representatives in the investigation of any matter the subject of indemnification. The indemnifying Party may enter into a settlement agreement with a claimant but shall not admit liability to a claimant, purport to impose any obligation on the indemnified Party or fail to obtain a complete release of the indemnified Party without the prior written permission of the Party or Parties seeking indemnification, which permission shall not be unreasonably withheld. The indemnifying Party shall be responsible for all actual losses in the form of reimbursement for any Indemnification Claim.
(b)    The failure of the indemnified Party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying Party’s obligations with respect thereto except to the extent that the indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.
(c)    The indemnified Party shall have no liability for any settlement entered into by an indemnified Party without the indemnifying Party’s prior written consent.

11.4    Limitation on Liability. Except where arising from breach of Article 14 or gross negligence or willful misconduct, neither Party shall be liable, whether in contract, tort (including negligence) or otherwise, for any punitive, special, indirect, incidental, consequential or exemplary damages (including lost profit or business interruption even if notified in advance of such possibility) arising out of or pertaining to the subject matter of this Agreement, or performance of the Services.

In the event of a failed Manufacturing Batch due to Company’s sole negligence, [*] Company will be liable for the cost of the insurance premium and deductible as set forth in Section 9.1 of this Agreement as well as re-working, re-processing or Manufacturing a replacement Batch of Drug Product and/or API and/or CML-474 (as applicable), at no additional charge to Client, including components, manufacturing supplies and testing.

11.5    Aggregate Cap. Except where arising from breach of Article 14 or gross negligence or willful misconduct, the total aggregate liability of either Party to this Agreement arising out of the Services performed hereunder shall be [*]. Except as specifically stated in this Agreement, Company shall not be liable for Client-supplied materials.  Such liability cap amount does not alter each Party’s insurance obligations under Article 9 (Insurance).

ARTICLE 12
COMPLAINTS; RECALL PROCEDURES

12.1    Complaints and Recalls.

(a)    Complaints. Drug Product complaints received by Client with respect to Drug Product Manufactured by Company hereunder shall be sent to Company within the time period set forth in the Quality Agreement, after receipt to:

Alcami Corporation
Attention: Corporate Quality
2320 Scientific Park Drive
Wilmington, NC 28405
Facsimile No.: (910) 815-2387
Email: product.complaints@alcaminow.com

As more fully described in the Quality Agreement, Company shall investigate all complaints directly associated with the Manufacture of Drug Product(s) and shall provide an update every [*] and a report to Client regarding its investigation and any conclusions. Client shall investigate all other complaints associated with the Drug Product(s).

(b)    Recall Procedures. As further set forth in the Quality Agreement, in the event that a recall, withdrawal or field correction of any Drug Product (a “Recall”) is initiated, whether by a statutory or regulatory authority in any jurisdiction or by Client, Client shall notify Company promptly and in any event within [*] of receipt of written notice. Company shall reasonably cooperate with Client in connection with any Recall.    Client shall (i) bear the cost of and be responsible for conducting all Recalls or market withdrawals of Drug Product, and (ii) purchase the Drug Product that was Recalled or incorporated into any final product that was Recalled, and (iii) reimburse Company for any out-of-pocket expenses related to the Recall. Notwithstanding the foregoing, to the extent such Recall or market withdrawal is directly attributable to Company’s breach of warranties set forth in Section 10.1 herein, or Company’s gross negligence or intentional acts or omissions, upon confirmation or substantiation by a mutually agreeable independent expert, Company shall Manufacture Replacement Product to replace any Nonconforming Product, including API (but not including any Client supplied materials in excess of insurance limits). Subject to Section 11.5, Company also shall be responsible to pay for the administrative expenses of such Recall, limited to reasonable expenses of notification of customers, the return and destruction of the recalled Nonconforming Product and any costs associated with delivery of Replacement API and/or Drug Product, but will not include any exceptional testing or investigations not required by Applicable Law(s). The foregoing constitutes Client’s sole remedy and shall be Company’s sole liability with respect to Recalls under this Agreement.

ARTICLE 13
TERM AND TERMINATION

13.1    Term of the Agreement. Unless earlier terminated in accordance with this Article 13, this Agreement shall take effect and commence on the Effective Date and continue in effect for eight (8) years (the “Initial Term”). In addition, after the expiration of the Initial Term, this Agreement will automatically renew for consecutive two (2) year terms (each, a “Renewal Period”) unless either of the Parties terminates this Agreement at the end of the Initial Term or any applicable Renewal Period by providing the other Party with written notice, at least twelve (12) months prior to the end of the Initial Term or Renewal Period. The Initial Term and all Renewal Periods shall be collectively referred to herein as the “Term”.

Notwithstanding the foregoing, unless the Parties agree or otherwise terminate the Services under Article 4 or Article 5 and all Work Orders in process, the provisions of this Agreement will continue to be effective for so long as Services are being performed under this Agreement, an API Firm Order, Drug Product Firm Order or any purchase order executed prior to expiration or termination of this Agreement. Termination of any Services or Drug Product under this Agreement shall not terminate this Agreement in its entirety unless so directed by the terminating Party and permitted under the terms of this Agreement.
13.2    Termination of the Agreement. Notwithstanding Section 13.1 herein, this Agreement may be terminated as follows:
(a)    immediately upon the delivery of written notice by one Party, if the other Party is in material breach of any of the provisions of this Agreement and such breach is capable of being cured and is not cured within [*] after receipt of written notice identifying such breach (or if the breach is not capable of being remedied in such time period, if such cure has been commenced but is not diligently pursued and prosecuted to completion within a commercially reasonable time); or
(b)    immediately upon the delivery of written notice by one Party, if the other Party has been unable to perform its obligations hereunder for [*] by reason of Force Majeure; or

(c)    either Party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other Party in the event that (i) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other Party; (iii) the other Party ceases or threatens to cease to carry on business; (iv) this Agreement is assigned by such other Party for the benefit of creditors; (v) there is a complete market withdrawal of a Drug Product; or (vi) in the event Client does not obtain appropriate regulatory authorization or approval to manufacture, market, sell and/or otherwise Commercialize a Drug Product in the Territory (including, but not limited to, failure to obtain FDA and/or DEA approvals); or

(d)    either Party may terminate this Agreement as to any Drug Product upon [*] written notice in the event that any governmental agency takes any action that prevents Client from importing, exporting, purchasing or selling such Drug Product; or

(e)     either Party at its sole option may terminate this Agreement by providing not less than [*] advance written notice of request to terminate this Agreement in its entirety.

13.3    Termination of Services, Products, or a Work Order.     Unless otherwise agreed upon by the Parties, either Party may terminate the API Manufacturing Services under Article 4, or the Drug Product Manufacturing Services under Article 5, in whole or in part, as follows:

(a)on [*] written notice; or
(b)immediately upon the delivery of written notice by one Party, if the other Party is in material breach of any of the provisions of this Agreement and such breach is not cured within [*] after receipt of written notice identifying such breach (or if the breach is not capable of being remedied in such time period, if such cure has been commenced but is not diligently pursued and prosecuted to completion within a commercially reasonable time); or

(c)    immediately upon the delivery of written notice by one Party, if the other Party has been unable to perform its obligations under this Agreement, or any Work Order for [*] by reason of Force Majeure; or

(d)    either Party at its sole option may immediately terminate this Agreement or Services performed under Article 4 or Article 5 herein, upon written notice, but without prior advance notice to the other Party, in the event that (i) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other Party; (iii) the other Party ceases or threatens to cease to carry on business; or (iv) this Agreement is assigned by such other Party for the benefit of creditors; or

(e)    either Party may terminate this Agreement as to any Drug Product upon [*] written notice in the event that any governmental agency takes any action that prevents Client from importing, exporting, purchasing or selling such Drug Product; or

(f)    either Party may terminate the Services performed under Article 4 or Article 5 of this Agreement if: (i) an individual Drug Product is withdrawn from the market; or (ii) an individual Drug Product is found to infringe a third party's intellectual property. Termination of a Service under this Section 13.3(f) shall result in the termination of only API Manufacturing under Article 4 or only Drug Product Manufacturing under Article 5 and shall not affect or terminate the remaining Manufacturing Services of this Agreement.

(g)Client may terminate any Work Order, if activities or Services have not yet commenced, on [*] written notice.

(h)In the event Client, in its sole discretion, changes the final packaging presentation of Finished Drug Product and Company is unable or unwilling (without costs or charges to Client) to accommodate changes, and/or if Client consolidates packaging services under a single vendor, Client may terminate Drug Product packaging services upon [*] notice. Termination will take effect upon completion of all binding Firm Orders outstanding at the time notification is provided. Changes in packaging shall not be deemed or considered Other Changes as contemplated in Section 3.4 above.

Termination pursuant to Section 13.3(b) may be effected only with respect to the API or Drug Product and related Article of this Agreement to which the material breach relates and shall be effected by delivering written notice of such termination to the other Party. Termination shall be effective upon the date of such written notice unless a later date is specified in such written notice.

13.4    Effect of Termination. Upon termination or expiration of this Agreement in its entirety or with respect to any particular Services or Drug Product(s):

(a)    Cessation of Activities. Upon termination or expiration of this Agreement, or any Services or Drug Product(s), Company shall stop performing Services and each Party shall return to the other any Confidential Information of such other Party subject to such termination or expiration. Client shall pay for the cost of work, materials used for the project and Services performed through the effective date of the termination, reasonable project shut down costs, and Company’s cost of all materials and Services irrevocably incurred which cannot be reallocated and any applicable Cancellation Fees. Any unconsumed materials may be returned to Client at Client’s sole cost and expense, or credited toward future Services, where permissible.

(b)    Payment of Minimum Order Requirement; Client to Take API or Drug Product. In the event of termination of this Agreement or any Services or Drug Product(s) pursuant to Section 13.3(a) or 13.3(h) above by Client, Client shall pay Company any balance remaining of any Minimum Order Requirement (as set forth in Section 4 for API and Section 5 for Drug Product) in the same manner as set forth herein. Further, Client shall, at its option and with respect to any API or Drug Product that are subject to termination, be permitted to take delivery for any Raw Materials with applicable cost and handling, work-in-process or finished API or Drug Product (at prices then in effect under Appendix B-1, B-2 or B-3).

(c)    Firm Orders. In the event of termination of this Agreement or any Services, pursuant to the terms set forth herein, Firm Orders (as set forth in Section 4.2(d) for API and Section 5.2(c) for Drug Product) with respect to API and/or Drug Product(s) not yet started, may be cancelled at Client’s option. Provided, if requested by Client in writing, Company will complete the Manufacture of any work-in-process or scheduled work that is subject to a valid and effective Firm Order on the date on which the termination is effective. Once such work-in-process or scheduled work is completed, the resulting API and/or Drug Product(s) shall be delivered in accordance with Client’s Firm Orders and paid for by Client in accordance with the Purchase Prices initially set forth in Appendix B-1, B-2 or B-3.

(d)Technical Transfer. In the event of expiration or earlier termination of this Agreement, Client may, at its sole expense and by written notice to Company, seek reasonable assistance from Company with respect to the transfer to another manufacturer or third party of the then-current process for Manufacturing API and/or Drug Product (“Technology Transfer”). Following Company’s receipt of this notice, the Parties will establish, in good faith, a schedule and plan to effect the Technology Transfer and Company will thereafter reasonably cooperate with Client in implementing the plan. Upon written approval of the project plan by the Parties and agreed payment schedule to Company by Client, Company shall perform the related activities reasonably necessary to effect such Technology Transfer in a timely manner. As part of the Technology Transfer, Company will make available for collection one (1) copy of all Documentation (to the extent not previously delivered to Client) generated pursuant to the Manufacturing Services up to the date of termination or expiration of this Agreement including Batch records, development reports and production process documentation.

13.5    Survival. Notwithstanding anything else contained herein, the Parties agree that the provisions which by their nature should survive termination or expiration of this Agreement, including any Work Order entered hereunder, shall survive expiration or earlier termination of this Agreement and specifically agree that the following provisions shall survive the termination of this Agreement: the definitions of Article 1 to the extent such definitions pertain to terms in surviving provisions, Articles 6, 7, 8, 9, 11, 12, 13, 14, 15 in their entirety, and Sections 2.3, 3.4 through 3.13, 4.2, 4.3, 5.2, 5.3, 10.1(f), 10.1(j), 16.9, 16.14, 16.15, and 16.16.
ARTICLE 14
CONFIDENTIALITY AND PUBLIC DISCLOSURE

14.1    Company will hold in strict confidence, and shall not disclose to any third party without Client’s prior written consent, all proprietary or confidential information concerning all materials and information provided by Client (collectively, “Client Information”). Company further agrees that it shall not use Client Information for any purpose other than providing Services for Client under this Agreement and any Work Order issued hereunder.
14.2    Client will hold in strict confidence, and shall not disclose to any third party without Company’s prior written consent, all proprietary or confidential information and materials belonging to Company (“Company Information”).

14.3    “Confidential Information” shall mean Client Information and Company Information. Confidential Information also shall include all of a Party’s written or oral information, disclosed by, or made available to the other Party (whether or not it has been identified as confidential) that by the nature of the information or the circumstances surrounding disclosure ought reasonably to be treated as confidential and/or proprietary, including, but not limited to, any oral, written, graphic or machine-readable information including any software code, trade secret, patent application, drawing, or claim, information, data, and data results, price, technique, protocol, invention, idea, process, formula, sample, compound, extract, media, vector and/or cell line and procedures and formulations for producing any such sample, compound, extract, media, vector and/or cell line, any process, formula or data relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to a Party, its present or future products, sales, suppliers, clients, customers, employees, investors, or business. Without limiting the generality of the foregoing, any non-public information regarding or related to a Party’s business, products, drugs, compounds or chemical structures shall be deemed such Party’s Confidential Information. Each Party may disclose Confidential Information only to its, and its subsidiaries’ and Affiliates’, directors, officers and employees who have need to know Confidential Information for the purposes of this Agreement, and each Party will be responsible for ensuring that all its, and its subsidiaries’ and Affiliates’, directors, officers, and employees to whom Confidential Information is disclosed will also observe such obligations of confidentiality and non-use as provided herein.

14.4    The above confidentiality obligation shall not apply or shall cease to apply to any information which the receiving Party can demonstrate by documentary proof:

(a)     is already in the possession of the receiving Party at the time it is disclosed by the disclosing Party and not subject to a prior confidentiality agreement, or confidentiality protection contained in a separate, pre-existing agreement;

(b)     is in the public domain at the time it is disclosed by the disclosing Party;

(c)     enters the public domain through sources independent of the receiving Party and through no fault of the receiving Party;

(d)     is lawfully obtained by the receiving Party without any confidentiality restrictions from a third party who has a right to disclose such information to the receiving Party;

(e)     has been at any time developed by the receiving Party independently of disclosure from the disclosing Party; or

(f) to the limited extent necessary in order to comply with Applicable Law(s) or the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving Party shall provide prompt notice of such court order or requirement to the disclosing Party to enable the disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure.

14.5    Neither Party (nor any of their respective subsidiaries and Affiliates) shall issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without obtaining the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), except as may be required by Applicable Law(s) upon the advice of counsel and only if the disclosing Party provides the non-disclosing Party with a reasonable opportunity to first review the release or other public announcement, to the extent practicable.

14.6    These confidentiality obligations shall survive termination or expiration of this Agreement for a period of [*]. Any trade secrets shall remain protected by the confidentiality obligations contained in this Article 14 in perpetuity.

ARTICLE 15
INTELLECTUAL PROPERTY

15.1    Company acknowledges that Client Information, Client’s Pre-Existing Intellectual Property, and Client-supplied materials provided to Company pursuant to this Agreement shall be and remain the sole and exclusive property of Client. Likewise, Client acknowledges that Company’s Pre-Existing Intellectual Property utilized pursuant to this Agreement shall be and remain the sole and exclusive property of Company.

15.2    All rights, title, and interest to any Arising Intellectual Property shall be the exclusive property of Client to the extent such Arising Intellectual Property is directly related to the Client API or Drug Product(s) or in any way incorporates or relies upon Client Information, Client Confidential Information or Client’s Pre-Existing Intellectual property (“Client Arising Intellectual Property”). Company hereby assigns to Client all rights, title and interest in and to Client Arising Intellectual Property. Company will, at Client’s request and expense, do all reasonable acts and things and execute all documents as Client may reasonably request, to transfer and vest in Client the ownership and registration of Client Arising Intellectual Property rights, and thereafter Client shall be responsible for and shall control, at its sole expense, the preparation, prosecution, maintenance and enforcement of all patent applications, resulting patents, and any other forms of Client Arising Intellectual Property.

15.3    Client agrees that, as between Company and Client, Company shall own all Arising Intellectual Property that (i) is not derived from, reliant upon, based upon or otherwise incorporate any Client Information, Client’s Confidential Information, Client’s Pre-Existing Intellectual Property, Client Arising Intellectual Property, or Client-supplied materials, and (ii) is not directly related to the API or Drug Product(s) (“Company Arising Intellectual Property”). The Parties acknowledge and agree that Company may develop Company Arising Intellectual Property, in the course of fulfilling its obligations under this Agreement, which improvements are a result of Company’s expertise and are of general applicability to Company’s business of providing services for a variety of organizations other than Client. Company shall not incorporate any Company Pre-Existing Intellectual Property or Company Arising Intellectual Property into the Drug Product without (a) Client’s written consent and (b) the grant of a license on commercially reasonable terms, with the right to grant and authorize sublicenses, by Company to Client under any and all such Company Pre-Existing Intellectual Property or Company Arising Intellectual Property incorporated into or used in the Manufacturing of the API and/or Drug Product, to manufacture, market, develop, sell, and otherwise Commercialize the Drug Product, which such license shall be fully-paid, perpetual and royalty free during the period Company Manufactures API and/or Drug Product on behalf of Client. To the extent that any Company Pre-Existing Intellectual Property or Company Arising Intellectual Property is incorporated into the API and/or Drug Product, Company hereby grants Client a fully-paid, perpetual and royalty free license to market, develop, sell, and otherwise Commercialize the API and/or Drug Product.

ARTICLE 16
MISCELLANEOUS

16.1    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No assignment by either Party of this Agreement or any of its rights or obligations hereunder shall be permitted, nor shall it be effective as between the Parties, unless and until the assignee shall have executed and delivered to the other Party an instrument in writing reasonably satisfactory to the other Party pursuant to which the assignee covenants in writing to be bound by all the obligations of the assigning Party hereunder. No assignment shall relieve the assignor of any of its obligations hereunder. Client shall not be prevented from or otherwise required to obtain Company consent or provide any other covenants to Company to the extent that Client provides written notice to Company prior to any assignment of this Agreement to a parent, subsidiary or Controlled Affiliate.

Except in the case of the sale of all of Client’s outstanding shares of stock and/or assets or a Client merger with another entity, in the event any Drug Product is sold, Client shall require as a condition of the sale that the purchaser honor all of Client’s outstanding purchase orders, any pending Client Minimum Order Requirements and the termination notice requirements in this Agreement.

16.2    Notices. Any notice required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized overnight courier, confirmed facsimile transmission, or registered or certified mail service, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the Parties:

Client:

Trevena, Inc.
955 Chesterbrook Blvd.
Suite 200
Chesterbrook, PA  19087
Attn: Michael Lark
Fax: (610) 354-8850
With a copy to: General Counsel, located at the above address and fax number
Company:
Alcami Corporation
2320 Scientific Park Drive
Wilmington, NC 28405
Attn: Legal Department
Fax: (910) 815-2340

With a copy to: Chief Commercial Officer, located at the above address and fax number

All notices shall be deemed received (a) upon receipt when hand-delivered, (b) two (2) business days after deposit with a recognized overnight courier, (c) upon confirmation of delivery when sent by facsimile, and (d) five (5) business days after deposit in registered or certified mail service. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section.

16.3    Waiver. No delay on the part of Company or Client in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.
16.4    Entire Agreement. This Agreement, the Quality Agreement, and Work Orders constitute the entire agreement between the Parties with respect to the Manufacture of API and Drug Product(s) by Company for Client from the Effective Date and supersede all prior agreements, understanding and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.
16.5    Amendment. This Agreement, the Quality Agreement and any Work Order may be modified or amended only by written agreement of the Parties hereto.
16.6    Cooperation. Each Party will execute and deliver all such instruments and perform all such other acts as the other Party may reasonably request to carry out the transactions contemplated by this Agreement.
16.7    Headings. All headings herein are for convenience only and shall not be construed as a limitation of the scope of the particular sections to which they refer.

16.8    Counterparts. This Agreement may be executed by facsimile or email and in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.
16.9    Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware excluding any choice of law rules which may direct the application of the law of another state.
16.10    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to the terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.
16.11    No Third Party Rights. Except as otherwise expressly set forth herein, no provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligations in any person not a Party to this Agreement.
16.12    Force Majeure. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, hurricane, riot, war, rebellion, accidents, equipment failure, acts of God, or acts of governmental agencies or instrumentalities, in each case to the extent beyond its control despite its commercially reasonable efforts to avoid, minimize, and resolve such cause as promptly as possible, said Party shall (a) provide written notice of same to the other Party, and (b) subject to the obligations set forth above with respect to said Party’s efforts to remove the disability, its obligations that are prevented from compliance by such force majeure are suspended, without liability, during such period of force majeure. Said notice shall be provided within ten (10) business days of the occurrence of such event and shall identify the requirements of this Agreement or such of its obligations as may be affected. The Party so affected shall give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party’s nonperformance.
16.13    No Other Relationship. It is expressly agreed that Company, on the one hand, and Client, on the other hand, shall be independent contractors and that nothing contained herein shall be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party shall have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.
16.14    Dispute Resolution.
(a)    Negotiated Settlement. In the event of a dispute regarding payment or the performance of Services pursuant to this Agreement (each, a “Dispute”), the Parties shall endeavor to negotiate in good faith an agreeable solution. If after [*] following receipt of a Party’s written notification of a Dispute such Dispute has not been resolved, the Dispute shall be brought to the attention of the senior management of each Party and such senior manager or his/her designee will negotiate in good faith to define and implement a final resolution. The intent of this Section 16.14(a) is to encourage the Parties to work together to resolve any Dispute without having to rely on arbitration or any other legal proceeding. However, nothing in this Section 16.14(a) shall prevent or inhibit either Party to institute any other action to resolve such Dispute(s).
(b)    Binding Arbitration. If not resolved in accordance with the preceding paragraph (a), then any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
16.15    Destruction of API or Drug Product. Subject to the provisions of Section 6.2, notwithstanding any other provisions of this Agreement, the Quality Agreement or any Work Order, Client agrees to dispose of any API or Drug Product(s) at Company’s direction that are nonconforming, fail to meet Specifications, are determined by the Parties or any third party not to meet quality standards, and otherwise are not usable due to a potential risk to health or safety. If such API and/or Drug Product is usable then return or destruction shall be at Client’s discretion, provided that Client agrees to provide a statement or other reasonable documentation requested by Company regarding Client’s intended use for the API and/or Drug Products. Any API or Drug Product(s) subject to a dispute shall not be disposed of, or otherwise used or distributed prior to resolution by the Parties. Each Party shall act in good faith and shall cooperate with the other Party and with any qualified independent expert in connection with an investigation or resolution of a dispute. At Client’s direction, Company shall dispose of any Nonconforming Product(s) returned by Client in accordance with Applicable Law(s) at Company’s cost if the nonconformity is directly attributable to Company’s gross negligence or willful misconduct or Company’s breach of this Agreement, otherwise at Client’s cost.
16.16    No Solicitation of Employees. Company and Client agree that neither Party will directly nor indirectly recruit a current or former employee of the other Party who has performed any work in connection with this Agreement provided that newspaper, internet or other advertisements to fill job openings shall be deemed not to be “solicitation” hereunder. This provision shall remain in effect during the Initial Term and any Renewal Period of this Agreement and for [*] thereafter. Any exceptions to this provision must be in writing and signed by an authorized representative of each Party.

16.17    English Language. The Parties to this Agreement have agreed that this Agreement and all related documents shall be drafted in the English language only.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Trevena, Inc.	Alcami Corporation
_______________________________	_______________________________
Name: _________________________	Name: Syed T. Husain
Title: ___________________________	Title: Chief Commercial Officer
Date: ___________________________	Date: ___________________________

Appendix A
Sample Work Order Template

WORK ORDER # __
Dated _____________

The services described herein will be provided in accordance with the terms and conditions of the Master Commercial Supply Agreement dated October 20, 2017 (the “Agreement”) between Trevena, Inc. (hereinafter referred to as “Client”) and Alcami Corporation (”Company”).

The following documents are attached to this Work Order and shall be incorporated herein:

ATTACHMENT I            DESCRIPTION OF SERVICES AND BUDGET
ATTACHMENT II            PAYMENT SCHEDULE AND TERMS

The Agreement and this Work Order together constitute the entire agreement with respect to the Services to be provided hereunder. In the event a Client purchase order or Company quotation or invoice contains any terms or conditions which are different from those contained in the Agreement and this Work Order, the terms of the Agreement and this Work Order shall control. In the event of a conflict between any provision of the Agreement and any provision of this Work Order, this Work Order shall control with respect to any inconsistencies over pricing, payments, budgets, pass-through expenses (and any sourcing or handling fees), shipping terms or the description of Services, and the Agreement shall control in all other respects.

All terms and conditions provided in the Agreement executed by the parties referenced above remain unmodified and in full force and effect.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

Trevena, Inc.	Alcami Corporation
_______________________________	_______________________________
Name: _________________________	Name: _________________________
Title: ___________________________	Title: ___________________________
Date: ___________________________	Date: ___________________________

Appendix B-1
API Batch Sizes and Cost

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Appendix B-2
Drug Product - Finished
Batch Sizes and Cost

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Appendix B-3
Drug Product - Bulk
Batch Sizes and Cost
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Appendix C
Facilities

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Appendix D-1
Initial API Release Specifications (for reference)*
*Parties agree to negotiate in good faith an Amendment to replace this Appendix D-1 with final Specifications upon approval of Client’s Marketing Authorization.

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Appendix D-2
Initial Drug Product Release Specifications (for reference)*
*Parties agree to negotiate in good faith an Amendment to replace this Appendix D-2 with final Specifications upon approval of Client’s Marketing Authorization
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Appendix D-3
Initial CML-474 Release Specifications (for reference)*
*Parties agree to negotiate in good faith an Amendment to replace this Appendix D-3 with final Specifications upon approval of Client’s Marketing Authorization

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Master Commercial Supply Agreement effective October 20, 2017 between Trevena, Inc. and Alcami Page 1 of 1